Exhibit 10.43

EMPLOYMENT AGREEMENT dated as of December 16, 2010, between Berry Plastics Corporation, a Delaware corporation (the “Corporation”), and the individual listed on Schedule 1 hereto (the “Employee”).

The Employee is an employee of the Corporation and as such has substantial experience that has value to the Corporation.  The Corporation desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1. Employment; Effectiveness of Agreement.  Effective the date first set forth above (the “Commencement Date”), the Corporation shall employ the Employee, and the Employee shall accept employment the Corporation, upon the terms and conditions hereinafter set forth.

2. Term.  Subject to earlier termination as provided herein, the employment of the Employee hereunder shall commence on the Commencement Date and terminate on the fifth anniversary of the Effective Date.  Such period of employment is hereinafter referred to as the “Employment Period.”

3. Duties.  During the Employment Period, the Employee shall be initially employed by the Corporation at the position set forth on Schedule 1 hereto, and shall perform such duties and services, regardless of location, consistent with such position as may reasonably be assigned to the Employee by the officers of the Corporation or their designees.

4. Time to be Devoted to Employment.  Except for vacation, absences due to temporary illness and absences resulting from causes set forth in Section 6, the Employee shall devote the Employee’s business time, attention and energies on a full-time basis to the performance of the duties and responsibilities referred to in Section 3.  The Employee shall not during the Employment Period be engaged in any other business activity which, in the reasonable judgment of the officers of the Corporation, would conflict with the ability of the Employee to perform his or her duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

5. Compensation; Benefits; Reimbursement.

(a) Base Salary.  During the Employment Period, the Corporation shall pay to the Employee an annual base salary in the amount set forth on Schedule 1 hereto, which shall be subject to review and, at the option of persons having authority regarding such matters at the Corporation, subject to adjustment (such salary, as the same may be adjusted from time to time as aforesaid, being referred to herein as the “Base Salary”).  The Base Salary shall be payable in such installments (but not less frequent than monthly) as is the policy of the Corporation with respect to employees of the Corporation at substantially the same level of employment as the Employee.

Employment Agreement
KEE Manager
Jason K. Greene

(b) Bonus.  During the Employment Period, the Employee shall be entitled to participate in all bonus and incentive programs of the Corporation (the “Programs”) generally available from time to time to employees of the Corporation at substantially the same level of employment as the Employee, such participation to be in substantially the same manner as the participation therein by such employees.

(c) Benefits.  During the Employment Period, the Employee shall be entitled to such benefits (together with the Programs, the “Benefit Arrangements”) as are generally made available from time to time to other employees of the Corporation at substantially the same level of employment as the Employee.

(d) Reimbursement of Expenses.  During the Employment Period, the Corporation shall reimburse the Employee, in accordance with the policies and practices of the Corporation in effect from time to time with respect to other employees of the Corporation at substantially the same level of employment as the Employee, for all reasonable and necessary traveling expenses and other disbursements incurred by him or her for or on behalf of the Corporation in connection with the performance of his or her duties hereunder upon presentation by the Employee to the Corporation of appropriate documentation therefor.

(e) Deductions.  The Corporation shall deduct from any payments to be made by it to the Employee under this Section 5 or Section 8 any amounts required to be withheld in respect of any Federal, state or local income or other taxes.

6. Disability or Death of the Employee.

(a) If, during the Employment Period, the Employee is incapacitated or disabled by accident, sickness or otherwise (hereinafter, a “Disability”) so as to render the Employee mentally or physically incapable of performing the services required to be performed under this Agreement for 90 days in any period of 360 consecutive days, the Corporation may, at any time thereafter, at its option, terminate the employment of the Employee under this Agreement immediately upon giving the Employee notice to that effect, it being understood that upon such termination the Employee shall be eligible for the disability benefits provided by the Corporation.

(b) If the Employee dies during the Employment Period, the Termination Date (as defined below) shall be deemed to be the date of the Employee’s death.

7. Termination.

(a) The Corporation may terminate the employment of the Employee and all of the Corporation’s obligations under this Agreement (except as hereinafter provided) at any time for “cause” by giving the Employee notice of such termination, with reasonable specificity of the grounds therefor.  For the purposes of this Section 7, “cause” shall mean (i) willful misconduct with respect to the business and affairs of the Corporation or any subsidiary or affiliate thereof, insubordination or willful neglect of duties (other than neglect due solely to Employee’s illness or other involuntary mental or physical disability), including the Employee’s violation of any material Corporation policy, (ii) material breach of any of the provisions of Agreement or (iii) conviction for a crime involving moral turpitude or fraud.  A termination pursuant to this Section 7(a) shall take effect immediately upon the giving of the notice contemplated hereby.

Employment Agreement
KEE Manager
Jason K. Greene

(b) The Corporation may terminate the employment of the Employee and all of the Corporation’s obligations under this Agreement (except as hereinafter provided) at any time during the Employment Period without “cause” by giving the Employee written notice of such termination, to be effective 30 days following the giving of such written notice.

(c) The Employee may terminate the employment of the Employee hereunder at any time during the Employment Period by giving the Corporation at least 30 days’ prior written notice of such termination, such termination to be effective on the date specified in such notice, whereupon all of the Corporation’s obligations hereunder shall terminate (except as hereinafter provided).  For convenience of reference, the date upon which any termination of the employment of the Employee pursuant to Section 6 or 7 hereof shall be effective shall be hereinafter referred to as the “Termination Date.”

8. Effect of Termination of Employment.

(a) Upon the effective date of termination of the Employee’s employment pursuant to Section 6, Section 7(c) hereof, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive, within 30 days of the Termination Date:

(i) the unpaid portion of the Base Salary provided for in Section 5(a), computed on a pro rata basis to the Termination Date;

(ii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed, as provided in Section 5(d); and

(iii) the unpaid portion of any amounts earned by the Employee prior to the Termination Date pursuant to any Benefit Arrangement; provided, however, unless specifically provided otherwise in this Section 8, the Employee shall not be entitled to receive any benefits under a Benefit Arrangement that have accrued during a fiscal year if the terms of such Benefit Arrangement require that the beneficiary be employed by the Corporation as of the end of such fiscal year.

(b)    Upon the termination of the Employee’s employment pursuant to Section 7(b), neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i) the unpaid portion of Base Salary, computed on a pro rata basis, for the period from the Commencement Date until the first anniversary of this Termination Date, payable in such installments as the Base Salary was paid prior to the Termination Date; and

(ii) the payments, if any, referred to in Sections 8(a)(ii) and (iii).

Employment Agreement
KEE Manager
Jason K. Greene

(c) Upon the termination of the Employee’s employment by reason of “retirement” (as defined in the Corporation’s Health and Welfare Plan for Early Retirees (the “Retiree Plan”)), the Employee (and his or her eligible spouse and dependents) shall be entitled to receive post-retirement medical insurance coverage pursuant to the terms of the Retiree Plan, for which the cost of premiums shall be paid by the Employee (or such spouse and/or dependents).  In the event that the Retiree Plan is no longer in effect (or if otherwise necessary for tax and legal purposes), the Corporation shall make available equivalent coverage to the Employee (and such spouse and/or dependents) at substantially the same cost to the Employee (and such spouse and/or dependents) as would have been charged under the Retiree Plan as of the earlier of the date the Retiree Plan is terminated and the time of the Employee’s retirement (“Equivalent Retiree Coverage”); provided, however, that the Corporation may increase the premium charged to the Employee (and such spouse and/or dependents) based on the increase in cost, if any, to provide the Retiree Plan that may arise after the Employee’s retirement.  The Corporation shall take any action necessary to ensure that the Equivalent Retiree Coverage, if any, shall be provided other than pursuant to the terms of a self-insured medical reimbursement plan that does not satisfy the requirements of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended.

(d) the Employee’s obligations under Sections 9, 10 and 11 of this Agreement, and the Corporation’s obligations under this Section 8, shall survive the termination of this Agreement and the termination of the Employee’s employment hereunder.

9. Disclosure of Information.

(a) From and after the date hereof, the Employee shall not use or disclose to any person, firm, corporation or other business entity (other than any officer, director, employee, affiliate or representative of the Corporation), except as required in connection with the performance of the Employee’s duties under and in compliance with the terms of this Agreement and as required by law or judicial process, any Confidential Information (as hereinafter defined) for any reason or purpose whatsoever, nor shall the Employee make use of any of the Confidential Information for the Employee’s purposes or for the benefit of any person or entity except the Corporation or any subsidiary thereof.

(b) For purposes of this Agreement, “Confidential Information” shall mean (i) the Intellectual Property Rights (as hereinafter defined) of the Corporation and its subsidiaries, (ii) all other information of a proprietary nature relating to the Corporation or any subsidiary thereof, or the business or assets of the Corporation or any such subsidiary, including, without limitation, books, records, customer and registered user lists, vender lists, supplier lists, distribution channels, pricing information, cost information, marketing plans, strategies, forecasts, financial statements, budgets and projections and (iii) any confidential and proprietary information in the possession of the Corporation of any customer of the Corporation or any other third party other than information which is generally within the public domain at the time of the receipt thereof by the Employee or at the time of use or disclosure of such Confidential Information by the Employee other than as a result of the breach by the Employee of the Employee’s agreement hereunder.

Employment Agreement
KEE Manager
Jason K. Greene

(c) As used herein, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae, inventions, development tools, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

10. Restrictive Covenants.

(a) The Employee acknowledges and recognizes that during the Employment Period he will be privy to Confidential Information and further acknowledges and recognizes that the Corporation would find it extremely difficult to replace the Employee.  Accordingly, in consideration of the premises contained herein and the consideration to be received by the Employee hereunder (including, without limitation, the severance compensation described in Section 8(b)(i), if any), without the prior written consent of the Corporation, the Employee shall not, at any time during the employer/employee relationship between the Corporation and the Employee and for the one-year period after the termination of such employer/employee relationship, (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business directly competing with the business of the Corporation or any direct or indirect subsidiary or affiliate thereof within the state in which Employee is employed or any other state of the United States or any country other than the United States in which the Corporation is doing business, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above, (iii) induce or solicit individuals who are, or were at any time in the preceding twelve months, employees of the Corporation or any direct or indirect subsidiary or affiliate thereof to terminate their employment with the Corporation or any such direct or indirect subsidiary or affiliate or to engage in any Competing Business, or hire, or induce or solicit (or assist others to hire or induce or solicit) the hiring of, individuals then employed, or employed at any time in the preceding twelve months, by the Corporation or any subsidiary thereof. or (iv) induce any entity or person with which the Corporation or any direct or indirect subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship.  As used herein, “Competing Business” shall mean any business involving the sale of products in any city or county in any state of the United States or any country other than the United States if such business or the products sold by it are competitive, directly or indirectly, at the time of the Termination of Employment with (A) the business of the Corporation or any direct or indirect subsidiary thereof, (B) any of the products manufactured, sold or distributed by the Corporation or any direct or indirect subsidiary thereof or (C) any products or business being developed or conducted by the Corporation or any direct or indirect subsidiary thereof.

(b) The Employee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Corporation or any subsidiary or affiliate thereof, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of the Corporation and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), the Employee does not believe would prevent him or her from earning a living.

Employment Agreement
KEE Manager
Jason K. Greene

11. Right to Inventions.  The Employee shall promptly disclose, grant and assign to the Corporation for its sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of the Corporation or any subsidiary or affiliate thereof (collectively, the “Inventions”) which the Employee may develop or acquire during the period of the employer/employee relationship between the Corporation and the Employee (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon the Inventions.  In connection therewith:

(a) the Employee recognizes and agrees that the Inventions shall be the sole property of the Corporation, and the Corporation shall be the sole owner of all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or on the Inventions;

(b) the Employee hereby assigns to the Corporation any rights the Employee may have in or acquire to the Inventions;

(c) the Employee shall, at the expense of the Corporation, promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Corporation to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Corporation and to enable it to obtain and maintain the entire right and title thereto throughout the world;

(d) the Employee recognizes and agrees that the Inventions to the extent copyrightable shall constitute works for hire under the copyright laws of the United States; and

(e) the Employee shall render to the Corporation, at its expense, all such assistance as it may require in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences which may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Corporation may be involved relating to the Inventions.

12. Miscellaneous Provisions.

(a) Entire Agreement; Amendments.  This Agreement and the other agreements referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings between the parties with respect thereto.  This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

(b) Descriptive Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

Employment Agreement
KEE Manager
Jason K. Greene

(c) Notices.  All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

(i)	if to the Corporation, to: Berry Plastics Corporation c/o General Counsel 101 Oakley Street
Evansville, IN 47710

(ii)	if to the Employee, to him or her at the last known address on record at the Corporation.
All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing.  As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

(d) Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(e) Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of Indiana applicable to contracts made and performed wholly therein.  Any dispute under this Agreement shall be subject to the jurisdiction of Indiana courts and venue of any such contest shall be Vanderburgh County, Indiana.

(f) Benefits of Agreement; Assignment.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable.  Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other party hereto.

(g) Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

Employment Agreement
KEE Manager
Jason K. Greene

(h) Severability.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Remedies.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.  The Employee acknowledges that in the event of a breach of any of the Employee’s covenants contained in Sections 9, 10 or 11, the Corporation shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(j) Survival.  Sections 8 through 11, this Section 12 and the defined terms used in any section referred to in this Section 12(j), shall survive the termination of the Employee’s employment on the Termination Date and the expiration of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

BERRY PLASTICS CORPORATION

By:
Marcia C. Jochem
Executive Vice President

____________________________________
                                       Jason K. Greene

Employment Agreement
KEE Manager
Jason K. Greene

SCHEDULE 1

Employee	Jason K. Greene
Position	Deputy General Counsel
Office/Headquarters	101 Oakley Street Evansville, Indiana
Annual Base Salary	$150,000.00

Employment Agreement
KEE Manager
Jason K. Greene

AMENDMENT TO EMPLOYMENT AGREEMENT

Your employment agreement (the “Agreement”) with Berry Plastics Corporation (the “Corporation”), as previously amended from time to time, is hereby amended as set forth herein.

In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, you and the Corporation hereby agree to the following:

1.	Amendments Effective on Agreement Expiration. The following amendments and modifications to the Agreement shall be effective as of the expiration of the Agreement:

A.	Employment; Effectiveness of Agreement. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following text:

The employment of the Employee hereunder shall continue indefinitely until terminated as provided herein. Such period of employment is hereinafter referred to as the “Employment Period”. The “Commencement Date” is the date that the Employee and the Corporation first executed an employment agreement regarding the Employee’s employment with the Corporation.

B.	Term. Section 2 of the Agreement is deleted in its entirety.

C.	Effect of Termination of Employment. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following text:

Effect of Termination of Employment.

(a)
Upon the effective date of termination of the Employee’s employment pursuant to Section 6, Section 7(a) or Section 7(c) hereof, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive, within 30 days of the Termination Date:

(i)	the unpaid portion of the Base Salary provided for in Section S(a), computed on a pro rata basis to the Termination Date;

(ii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed, as provided in Section 5(d); and

(iii)
the unpaid portion of any amounts earned by the Employee prior to the Termination Date pursuant to any Benefit Arrangement; provided, however, unless specifically provided otherwise in this Section 8, the Employee shall not be entitled to receive any benefits under a Benefit Arrangement that have accrued during a fiscal year if the terms of such

2012 Form D

Benefit Arrangement require that the beneficiary be employed by the Corporation as of the end of such fiscal year.

(b)
Upon the termination of the Employee’s employment pursuant to Section 7(b) prior to January 1, 2015, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i)
the unpaid portion of the Base Salary, computed on a pro rata basis, for the period from the Commencement Date until twelve (12) months after the Termination Date, payable in such installments as the Base Salary was paid prior to the Termination Date; and

(ii)	the payments, if any, referred to in Sections 8(a)(ii) and (iii).

(c)
Upon the termination of the Employee’s employment pursuant to Section 7(b) on or after January 1, 2015, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i)	severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect as of the Termination Date; and

(ii)	the payments, if any, referred to in Sections 8(a)(i), (ii) and (iii).

(d)
The Employee’s obligations under Sections 9, 10 and 11 of this Agreement, and the Corporation’s obligations under this Section 8, shall survive the termination of this Agreement and the termination of the Employee’s employment hereunder.

(e)
In consideration for the promises and monies paid by the Corporation in accordance with the Agreement, the Employee must execute and return to the Corporation, and not revoke any part of, a Separation Agreement and Release (the “Release”) containing a general release and waiver of claims against the Corporation and its respective officers, directors, stockholders, employees and affiliates with respect to Employee’s employment, and other customary terms, in a form and substance substantially similar to the Release attached hereto as Schedule A. The Employee must deliver the executed Release within the minimum time period required by law or, if none, within 14 days after the Employee receives the Release from the Corporation.

D.	Restrictive Covenants. At the end of Section l0(a) of the Agreement, the following text is hereby added:

Notwithstanding the above, if Employee separates from employment and is an eligible employee under the Berry Plastics Corporation and Subsidiaries Severance Pay Plan (the “Plan”), Section 3(i) and (ii) above will be effective only during the time period Employee receives such severance payments under the Plan.

2012 Form D

E.	Benefits of Agreement; Assignment. Section 12(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following text:

Benefits of Agreement: Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other party hereto; provided however, the Corporation may assign this Agreement to any subsidiary or affiliate of the Corporation or to any purchaser of the equity interests or substantially all of the assets of the business segment of the Corporation to which Employee has been assigned.

2.	Current Amendments. The following amendments and modifications to the Agreement shall be effective as of December 31, 2011:

A.	Section 5(b) of the Agreement is hereby amended by adding the following text to the end thereof:

Any such bonus or incentive payment shall be paid no later than two and one-half months after the end of the fiscal year of which such payment is awarded, unless the Employee shall elect to defer the receipt of such payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

B.	Section 7(c) of the Agreement is hereby amended by adding the following text to the end thereof:

Notwithstanding the foregoing, in no event shall the Termination Date occur until the Employee experiences a “separation from service” within the meaning of Code Section 409A, and the date which such separation from service takes place shall be the “Termination Date”.

C.	The following text is hereby added as Section 12(k):

Compliance With Code Section 409A.

(i)
Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.

2012 Form D

(ii)
In the event that it is determined that any payment, coverage or benefit due or owing to the Employee pursuant to this Agreement is subject to the additional tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)( l )(B)(i)(I), incurred by the Employee as a result of the application of such provision, the Corporation agrees to cooperate with the Employee to modify the Agreement, but only (A) to the minimum extent necessary to avoid the application of such tax and (B) to the extent that the Corporation would not, as a result, suffer any adverse consequences.

(iii)
In the event the Employee is a “Specified Employee,” within the meaning of Code Section 409A and Treas. Reg. 1.409A-l(c)(i) (or any similar or successor provisions) as determined in accordance with the Corporation’s policy for determining Specified Employees, cash severance or any other amounts that are nonqualified deferred compensation (within the meaning of Code Section 409A that would otherwise be payable during the six- month period immediately following the Termination Date shall, to the extent required by Code Section 409A, instead be paid on the earlier of(i) the first business day after the date that is six months after the Termination Date or (ii) the Employee’s death.

(iv)
For purposes of this Agreement, all payments of “deferred compensation,” as defined in Code Section 409A, due to the Employee’s “termination of employment” shall be payable upon the Executive’s “separation from service,” as defined by Treas. Reg. §1.409A-l(h).

Except as expressly modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

Sincerely,
BERRY PLASTICS CORPORATION

/s/ Edward Stratton
Edward Stratton
Executive Vice President, Human Resources

Acknowledged and Agreed:

/s/ Jason Greene
Printed Name:	Jason Greene
Date:	2/10/12

2012 Form D

SCHEDULE A
FORM OF WAIVER AND RELEASE

Release.  In consideration of the promises and monies paid by Berry in this Agreement, and intending to be legally bound, Employee does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; applicable state anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive

2012 Form D

litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.

Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section 2(a), above, of this Agreement): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Employee’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Employee is releasing.

To the fullest extent permitted by law Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Employee’s behalf; and (ii) , Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Employee agrees to waive his/her right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his/her behalf, either individually or as part of any class or collective action.

Employee represents and warrants that he/she has not sold, assigned or transferred any claim he/she is purporting to release, nor has he/she attempted to do so. Employee expressly represents and warrants that he/she has the full legal authority to enter into this Agreement for himself/herself and his/her estate, and does not require the approval of anyone else.

FMLA and FLSA Rights Honored: Employee acknowledges that he/she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he/she believes he/she is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Employee has no pending request for FMLA leave with Employer; nor has Employer mistreated Employee in any way on account of any illness or injury to Employee or any member of Employee’s family. Employee further acknowledges that he/she has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he/she believes he/she is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

[If Employee is over 40 years of age, this provision will be included:

2012 Form D

Period of Consideration and Revocation - It is understood that Employee shall have twenty-one (21) [or forty-five (45) days (depending on the reason for termination)] from today to decide whether they wish to enter into this separation agreement. It is further understood that Employee will have seven (7) days from the date that they execute this Agreement to revoke the Agreement. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be mailed to the Executive Vice President of Human Resources, Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710. If Employee decides to enter into this Agreement, its salary continuation terms shall be applied retroactive to the date Employee signs.]

Access to Independent Legal Counsel; Knowing and Voluntary Execution: EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS/HER OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT IF DESIRED, HIS/HER LEGAL COUNSEL HAS REVIEWED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT EMPLOYEE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.

2012 Form D

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is to be effective as of July 20, 2016 (the “Effective Date”), between BERRY PLASTICS CORPORATION, a Delaware corporation (the “Corporation”), and JASON K. GREENE (the “Employee”).

INTRODUCTION

The Corporation and the Employee previously entered into that certain employment agreement dated as of December 16, 2010, as previously amended from time to time (the “Agreement”). In consideration of the Employee’s continued employment by the Corporation, the Employee and the Corporation now desire to amend the agreement to provide enhanced severance benefits on certain terminations following a change in control and to make other miscellaneous changes.

NOW, THEREFORE, effective as of the Effective Date, the parties hereby amend the Agreement as follows:

1.	By deleting the existing Section 7(c) and substituting therefor the following:

“(c)      Except to the extent provided in Section 7(d), the Employee may terminate the employment of the Employee hereunder at any time during the Employment Period by giving the Corporation at least 30 days’ prior written notice of such termination, such termination to be effective on the date specified in such notice, whereupon all of the Corporation’s obligations hereunder shall terminate (except as hereinafter provided).”

2.	By adding the following new Sections 7(d) and (e) to read as follows:

“(d)         If a Change in Control (as hereinafter defined) occurs, then Employee may terminate the employment of the Employee hereunder prior to and including the second anniversary following such Change in Control, with or without Good Reason (as hereinafter defined).

(i)     For purposes of this Agreement, “Change in Control” has the meaning ascribed to it in the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan.

(ii)          For purposes of this Agreement, ‘Good Reason’ means the occurrence of any one of the following: (A) a material diminution in Employee’s duties other than as agreed in writing by the Employee; (B) the Employee is asked to report other than directly to the CEO of the Corporation; (C) a reduction by the Corporation of the Employee’s annual base salary or target cash compensation in effect at the time, except in accordance with a Corporation policy generally affecting other senior executives; (D) failure by the Corporation to comply with any material provision of this Agreement; (E) relocation of the Employee’s primary work location for the Corporation resulting in an increase of more than fifty (50) miles in the commute of the Employee when compared with Employee’s commute immediately prior to such relocation, or (F) if any successor-in-interest to the Corporation fails to assume all of the obligations of the Corporation under this Agreement; provided, however, that for

Employee to be able to resign for Good Reason, Employee must, within 90 days of the date the Employee becomes aware of any of the foregoing conditions, provide notice to the Corporation of the circumstances or events claimed to give rise to the applicable condition, the Corporation fails to cure such circumstances or event within 30 days following such notice, and the Employee actually resigns his employment hereunder within 30 days following the Corporation’s failure to cure the condition claimed to give rise to ‘Good Reason’.

The rights provided in this Section 7(d) will only apply for so long as Employee continues to hold a position that either (A) reports directly to the Corporation’s Chief Executive Officer or (B) is the Controller of the Corporation and if the Employee ceases to hold one of the foregoing positions, the Section 7(d) will no longer apply; provided, however, that this sentence shall not apply for the period beginning on a Change in Control and ending on the second anniversary of the Change in Control.

(e)     For convenience of reference, the date upon which any termination of the employment of the Employee pursuant to Section 6 or 7 hereof shall be effect shall be hereinafter referred to as the ‘Termination Date.’ Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Termination Date occur until the Employee experiences a ‘separation from service’ within the meaning of Code Section 409A, and the date which such separation from service takes place shall be the ‘Termination Date.’

3.	By deleting the existing Section 8(b) and substituting therefor the following:

“(b)     Upon the termination of the Employee’s employment pursuant to Section 7(b) (except to the extent provided in Section 8(c) below), neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i)          severance benefits in accordance with the provisions of the Berry Plastics Corporation Severance Pay Plan (the ‘Severance Plan’) in effect on the Termination Date; provided, however, that any such payments will be paid in the same manner as the Employee’s Base Salary was paid prior to the Termination Date for the number of weeks of ‘Weekly Base Salary’ (as defined in the Severance Plan) to which Employee is entitled as severance under the Severance Plan; and

(ii)          the payments, if any, referred to in Sections 8(a)(i), (ii), and (iii).”

4.	By deleting the existing Section 8(c) and substituting therefor the following:

“(c)          Upon the termination of the Employee’s employment pursuant to Section 7(b) or Employee’s resignation for Good Reason pursuant to Section 7(d), in either case within two (2) years following a Change in Control, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i)          the payments, if any, referred to in Sections 8(a)(i), (ii), and (iii); and

(ii)          one (1) multiplied by the sum of (A) the Employee’s then current annual Base Salary as of the Termination Date and (B) the Employee’s then current target annual bonus under Section 5(b) payable for the period beginning on the Termination Date until twelve (12) months after the Termination Date (the ‘Severance Period’) in the same manner as the Employee’s Base Salary was paid prior to the Termination Date;

(iii)          the applicable annual bonus provided for in Section 5(b) computed on a pro rata basis to the Termination Date, payable at the same time and in the same manner only as, if, and when annual bonuses are paid to other employees of the Corporation of comparable level; and

(iv)          during the Severance Period, the Corporation shall pay to the Employee each month a taxable amount equal to the monthly amount of the COBRA continuation coverage premium under the Corporation’s group medical plans as in effect from time to time, less the amount of the Employee’s portion of the premium as if the Employee was an active employee: provided, however, that the Employee must elect COBRA continuation coverage to receive these payments; and provided, further, that in the event the Employee becomes reemployed with another employer and is eligible to receive medical benefits under any employer provided plan, the payments described herein shall not be provided by the Corporation during such applicable period of eligibility. Employee is required to notify the Corporation upon becoming eligible to receive medical benefits under any employer provided plan.”

5.          By deleting the last sentence of the existing Section 8(e) and substituting therefor the following:

“Subject to Section 12(k), payment of the severance amounts specified in Section 8(b) or (c), as applicable, shall commence within sixty (60) days following termination of employment and shall include all accrued installments from the date of termination of employment until the payment date; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the following calendar year, then to the extent necessary to comply with Code Section 409A, payments shall not commence prior to the first day of such following calendar year. The Corporation shall provide the release to the Employee in sufficient time so that if the Employee timely executes and returns the release, the revocation period will expire before the date payments of the amounts in Section 8(b) or (c), as applicable, are scheduled to commence.”

6.          By adding the following new Sections 9(d) and (e) to read as follows:

“(d) Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit or discourage the Employee from reporting possible violations of law to any federal, state or local agency including, without limitation, the Securities and Exchange Commission.

(e) Pursuant to the Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret as long as the disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal. In the event a disclosure is made, and the Employee files a lawsuit against the Corporation alleging that the Corporation retaliated against the Employee because of such disclosure, the Employee may disclose the relevant trade secret to his or her attorney and may use the same in the court proceeding only if (i) the Employee ensures that any court filing that includes the trade secret at issue is made under seal; and (ii) the Employee does not otherwise disclose the trade secret except as required by court order.”

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation and the Employee have each executed and delivered this Amendment as of the date first shown above.

CORPORATION:

BERRY PLASTICS CORPORATION

By:	/s/ Edward Stratton

Name:	Edward Stratton

Title:	EVP – Human Resources

The EMPLOYEE:

/s/ Jason K. Greene
Jason K. Greene